Exhibit 10.11

FIRST AMENDMENT TO LEASE AGREEMENT AND SUBLEASE

THIS FIRST AMENDMENT TO LEASE AGREEMENT AND SUBLEASE (the “Amendment”), made and effective as of this          day of February, 2016, by and between Berwind Land Company, a West Virginia corporation having its address at 300 Summers Street, Suite 1050, Charleston, West Virginia 25301 (“Lessor”); Ramaco Central Appalachia, LLC, a Delaware limited liability company having its address at 250 West Main Street, Suite 210, Lexington, Kentucky 40507 (“Lessee”); and Ramaco Resources, LLC, a Delaware limited liability company having its address at 250 West Main Street, Suite 210, Lexington, Kentucky 40507 (“Sublessee”).

Background

1. Lessor and Lessee are parties to that certain Lease Agreement, dated August 20, 2015 (the “Lease”), pursuant to which Lessor leased to Lessee certain seams lying upon and under certain tracts of property situated in McDowell County, West Virginia, and Tazewell and Buchanan Counties, Virginia, as more particularly set forth therein.

2. Lessee and Sublessee are parties to that certain Sublease, dated August 20, 2015 (the “Sublease”), pursuant to which Lessee subleased the coal seams and mining rights leased to Lessee pursuant to the Lease, after having provided notice to Lessor as required under the Lease.

3. Sublessee, or one of its affiliates or wholly owned subsidiaries (each, an “Acquiror”), is in negotiations to acquire a preparation plant, loading facilities, impoundment and related facilities in Tazewell County, Virginia (the “Knox Creek Plant”) from Knox Creek Coal Corporation (“Knox Creek”), for cash and the assumption of reclamation liabilities of Knox Creek related to the Knox Creek Plant and certain idled coal mines previously operated by Knox Creek.

4. Sublessee is acquiring the Knox Creek Plant to enable it to process coal mined pursuant to the Lease and Sublease.

Agreement

Intending to be legally bound, to induce Sublessee or an Acquiror to acquire the Knox Creek Plant, which will benefit the conduct of mining operations pursuant to the Lease and the Sublease, the parties hereto agree as follows:

1. Exploration, Permitting, and Development. If Lessee, Sublessee, or another Acquiror acquires the Knox Creek Plant, then Lessee’s obligation under the Lease (and Sublessee’s obligation under the Sublease) to spend a minimum of $1,500,000.00 on exploration and permitting work, as defined in the Lease, shall be reduced by $500,000.00 to $1,000,000.00.

2. Production Royalty Payments. Section 23(c) of the Lease is hereby amended by deleting the first three sentences following the Production Royalty table therein, and replacing those sentences with the following:

The term “Gross Sales Price” as used in this Lease means the sale price to the ultimate consumer in an arm’s length transaction F.O.B. at the loading point after final preparation and loading and without any deduction of selling commissions, advertising, credit losses or other expenses. Notwithstanding the foregoing, Lessee may deduct the transportation cost associated with the trucking of raw coal either (i) to the NS short-tag loading facility at or near Rawl, West Virginia and subsequent shipment via railroad to Lessee’s coal preparation plant located at or near Mallory, West Virginia, or (ii) to the Knox Creek Plant for processing and shipment (the “Transportation Deduction”), but no other cost of any kind associated with the transportation of any coal to any other location. Notwithstanding the foregoing, the reduction in the Production Royalty as a result of the Transportation Deduction shall not exceed thirty-five cents ($0.35) per clean ton.

As between Lessee and Sublessee, Sublessee shall be entitled to calculate Gross Sales Price under the Sublease in the same manner as under the Lease, and shall be entitled to the Transportation Deduction thereunder.

3. Binding Effect. In the event an Acquiror has not acquired the Knox Creek Plant on or before June 30, 2016, this Amendment shall become null and void. This Amendment shall be binding upon and inure to the benefit of the parties hereto and, subject to the terms of the Lease and Sublease, their respective successors, assigns, heirs and personal representatives. Except as expressly set forth herein, the Lease and the Sublease shall remain in full force and effect in accordance with their respective terms.

4. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each of the other parties.

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IN WITNESS WHEREOF, the parties have hereunto affixed their signatures as of the day and year first hereinabove mentioned.

BERWIND LAND COMPANY

/s/ Randy D. Wright
Randy D. Wright President

RAMACO CENTRAL APPALACHIA, LLC

/s/ Michael D. Bauersachs
Name:	Michael D. Bauersachs
Title:	Authorized Agent

RAMACO RESOURCES, LLC

/s/ Michael D. Bauersachs
Name:	Michael D. Bauersachs
Title:	Authorized Agent

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